EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Employment Agreement dated as of January 3, 2009 between Borders Group, Inc. and Ron Marshall of our reports dated March 31, 2009, with respect to the consolidated financial statements and schedule of Borders Group, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2009, and the effectiveness of internal control over financial reporting of Borders Group, Inc. filed with the Securities and Exchange Commission.

Ernst & Young LLP

Detroit, MI

June 4, 2009